Exhibit 5.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

June 20, 2012

Board of Directors

Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000

Denver, Colorado  80202

Ladies and Gentlemen:

We are acting as counsel to Royal Gold, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended, File No. 333-178691 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or continuous basis as set forth in the prospectus dated December 22, 2011 (the “Prospectus”).  This opinion letter is delivered in connection with the proposed public offering of up to $370 million aggregate principal amount of the Company’s newly issued 2.875% convertible senior notes due 2019 (the “Notes”), which are convertible under certain circumstances into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.01 per share, all of which Notes are to be sold by the Company, and the associated stock purchase rights (the “Rights”), all of which stock purchase rights are to be issued pursuant to the First Amended and Restated Rights Agreement, dated as of September 10, 2007 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), as described in that supplement to the Prospectus dated June 14, 2012, constituting a part of the Registration Statement (the “Prospectus Supplement”).  The Notes are to be issued pursuant to an Indenture, dated June 20, 2012 (the “Indenture”) among the Company, Wells Fargo Bank, National Association, as Trustee (the “Trustee”), and Computershare Trust Company of Canada, as Canadian Trustee (the “Canadian Trustee”), as supplemented by a First Supplemental Indenture, dated June 20, 2012 among the Company, the Trustee and the Canadian Trustee (the “Supplemental Indenture”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  As to all matters of fact, we have relied on the representations and statements of fact

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in:  Abu Dhabi  Alicante  Amsterdam  Baltimore  Beijing  Berlin  Brussels  Caracas  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  London  Los Angeles  Madrid  Miami  Milan  Moscow  Munich  New York  Northern Virginia  Paris  Philadelphia  Prague  Rome  San Francisco  Shanghai  Silicon Valley  Singapore  Tokyo  Ulaanbaatar  Warsaw  Washington DC  Associated offices: Budapest  Jeddah  Riyadh  Zagreb made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinion expressed in paragraph (a) internal New York law, and (ii) as to the opinions expressed in paragraph (b) the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)                                  With respect to the Notes, upon (i) due execution and delivery of the Indenture and the Supplemental Indenture, (ii) due authentication of the Notes by the Trustee, and (iii) due execution, issuance and delivery of the Notes by the Company against payment of the consideration therefor specified in the resolutions of the Finance Committee of the Board of Directors adopted on June 14, 2012 and the Underwriting Agreement dated June 14, 2012 by and among the Company and Goldman, Sachs & Co. (acting on behalf of itself and as representative of the other underwriters named therein), and otherwise in accordance with the terms of the Indenture and the Supplemental Indenture, and as contemplated by the Prospectus Supplement, the Notes will constitute binding obligations of the Company; and

(b)                                 With respect to any Conversion Shares and the associated Rights to be issued upon the conversion of the Notes, as of the date hereof, the Conversion Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following valid issuance of the Notes and upon due exercise of the applicable conversion rights in accordance with the terms of the Notes, the Indenture and the Supplemental Indenture, the Conversion Shares and the associated Rights will be validly issued and the Conversion Shares will be fully paid and nonassessable.

The opinion expressed in Paragraph (a) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

It should be understood that the opinions expressed in Paragraph (b) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K of the Company to be filed with the Securities and Exchange Commission on the date hereof and thereby incorporated by reference as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP